Exhibit 23.1
CONSENT OF PLANTE & MORAN, PLLC
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
LNB Bancorp, Inc.
     We consent to the incorporation by reference in the registration statements No. 33-65034, No. 333-125288, No. 333-115385, No. 333-133621, and No. 333-53210 on Form S-8 and No. 333-156647, No. 333-43441 and No. 333-58414 on Form S-3 and 333-141580 on Form S-4 of LNB Bancorp, Inc. of our report dated March 9, 2011, with respect to the consolidated balance sheet of LNB Bancorp, Inc. as of December 31, 2010, and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of LNB Bancorp, Inc.
/s/ Plante & Moran, PLLC
Columbus, Ohio
March 9, 2011